EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report to the Board of Directors and Stockholders of Speedemissions, Inc. dated November 23, 2005 accompanying the financial statements of Just, Inc. as of December 31, 2004 and 2003 included in the Form 8-K/A to be filed on or about December 22, 2005.

/s/ Tauber & Balser, P. C.

Atlanta, Georgia
December 22, 2005